UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2014

KLA-TENCOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-09992	04-2564110
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Technology Drive, Milpitas, California		95035
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 875-3000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 14, 2014, KLA-Tencor Corporation (“KLA-Tencor”) entered into a $1.25 billion five-year senior unsecured revolving credit and term loan facility (the “Credit Facility”) under a Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto. The Credit Facility consists of $750.0 million of amortizing term loans and commitments for an unfunded revolving credit facility of $500.0 million. Interest under the Credit Facility will be payable on the borrowed amounts at the London Interbank Offered Rate (LIBOR) plus 1.0% to 1.75%, depending on the Company’s Ratings (as defined in the Credit Agreement). The Company paid origination fees at the closing of the Credit Facility, which fees are being amortized over the term of the Credit Facility. The Company is also obligated to pay an annual commitment fee ranging from 0.10% to 0.25%, depending on the Company’s Ratings, on the daily undrawn balance of the Credit Facility. Any amounts outstanding under the Credit Facility will be due on November 14, 2019.

The above description of the Credit Facility is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.54 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

Item 8.01	Other Events.

On November 17, 2014, KLA-Tencor issued a press release announcing the closing of the Credit Facility. A copy of the press release is filed herewith as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description

10.54	Credit Agreement dated November 14, 2014 among KLA-Tencor Corporation, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent

99.1	Text of press release issued by KLA-Tencor Corporation dated November 17, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KLA-TENCOR CORPORATION

Date: November 17, 2014	By:	/s/ Brian M. Martin
	Name:	Brian M. Martin
	Title:	Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.54	Credit Agreement dated November 14, 2014 among KLA-Tencor Corporation, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent

99.1	Text of press release issued by KLA-Tencor Corporation dated November 17, 2014